Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 7, 2024

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Reports Fiscal 2024 and Fourth Quarter Results
•Q4 earnings per diluted share (EPS) of $0.47 compared to $0.45 in the prior year quarter
•FY24 EPS of $1.37 and adjusted EPS of $1.50
•Strong YTD cash from operations of $277 million compared to $258 million in the prior year;
highest as a percent of sales in over 25 years
•Returned $129 million to shareholders in FY24; $65.4 million in share repurchases and $63.4 million in dividends
•Completed initial three-year $200 million share repurchase program; previously announced $200 million program in place for FY25
•Provides FY25 Q1 and annual Outlook

PITTSBURGH, (August 7, 2024) – Kennametal Inc. (NYSE: KMT) (the "Company") today announced fourth quarter and fiscal 2024 results. For the fourth quarter, the Company reported earnings per diluted share (EPS) of $0.47, compared to $0.45 in the prior year quarter. The current quarter adjusted EPS was $0.49, compared to $0.51 in the prior year quarter. For fiscal 2024, the Company reported EPS of $1.37, compared to $1.46 in the prior year. Adjusted EPS was $1.50 in the current year, compared to $1.52 in the prior year.
“Thanks to the hard work and diligence of our global team, we delivered a strong finish in fiscal year 2024 despite persistent market softness, foreign exchange headwinds and a natural disaster affecting our facility in Arkansas. We successfully met our revenue and EPS outlook and generated $277 million in cash from operations, the highest as a percent of sales in over 25 years,” said Sanjay Chowbey, President and CEO.
He continued, “I recently shared with our team the three Value Creation Pillars that will be guiding us in fiscal 2025 and beyond - Delivering Growth, Continuous Improvement and Portfolio Optimization. I’m confident that our work across these pillars will help us deliver above-market growth, expand margins, improve customer service and increase return on invested capital.”

Fiscal 2024 Fourth Quarter Key Developments
Sales of $543 million decreased 1 percent from $550 million in the prior year quarter, reflecting an unfavorable currency exchange effect of 2 percent and an organic sales decline of 1 percent, partially offset by a favorable business days effect of 2 percent.

During the quarter, the Company achieved restructuring savings of approximately $7 million from the previously announced action to streamline its cost structure while continuing to invest in its high-return Commercial and Operational Excellence initiatives. This action delivered annualized run rate pre-tax savings of approximately $33 million at the end of fiscal 2024. Restructuring and related charges of $2 million were recognized during the quarter in connection with the execution of this initiative, partially offset by $1 million of reversals.
Operating income was $61 million, or 11.3 percent margin, compared with $56 million, or 10.2 percent margin, in the same quarter last year. The increase in operating income was primarily due to lower raw material costs, restructuring savings of approximately $7 million, lower restructuring and related charges of approximately $5 million and pricing. These factors were partially offset by lower sales and production volumes, higher wages and general inflation, charges of approximately $4 million, consisting of repairs and impairments of fixed assets and inventory due to the tornado that affected the Company's Rogers, Arkansas facility during the quarter, and unfavorable foreign currency exchange of approximately $2 million. The Company is continuing to work with its insurance provider to finalize a claim for insurance recoveries related to the tornado. Adjusted operating income was $63 million, or 11.5 percent margin, compared with $63 million, or 11.4 percent margin, in the prior year quarter.
The reported effective tax rate (ETR) was 30.7 percent and the adjusted ETR was 29.3 percent, compared to a reported ETR of 19.9 percent and an adjusted ETR of 19.7 percent in the prior year quarter. The increase in the ETR year-over-year was primarily driven by unfavorable geographical mix and prior year adjustments related to valuation allowances against deferred tax assets that did not repeat in the current year quarter.
Reported EPS in the current quarter includes restructuring and related charges of $0.01 per share and differences in projected annual tax rates of $0.01 per share. Reported EPS in the prior year quarter includes restructuring and related charges of $0.06 per share.
During the quarter, the Company repurchased 857 thousand shares of Kennametal common stock for $22 million under its share repurchase program. Inception-to-date the Company has repurchased 7.3 million shares of common stock for $200 million; completing the initial share repurchase program. As previously announced, in February 2024, the Board of Directors of the Company authorized an additional $200 million, three-year share repurchase program that is in place for fiscal 2025.
The Company paid $16 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.

Fiscal 2024 Key Developments
Sales of $2,047 million decreased 2 percent from $2,078 million in the prior year, reflecting an organic sales decline of 1 percent and an unfavorable currency exchange effect of 1 percent.
Operating income was $170 million, or 8.3 percent margin, compared with $192 million, or 9.3 percent margin, in the prior year. The decrease in operating income was primarily due to lower sales and production volumes, higher wages and general inflation, higher restructuring and related charges of approximately $6 million, charges of approximately $4 million, consisting of repairs and impairments of fixed assets and inventory due to the tornado that affected the Company's Rogers, Arkansas facility during the fourth quarter, and unfavorable foreign currency exchange of approximately $2 million. These factors were partially offset by pricing, restructuring benefits of approximately $21 million and lower raw material costs. Adjusted operating income was $183 million, or 8.9 percent margin, compared with $199 million, or 9.6 percent margin, in the prior year.
The reported effective tax rate (ETR) was 21.3 percent and the adjusted ETR was 20.9 percent, compared to a reported ETR of 22.7 percent and an adjusted ETR of 22.5 percent in the prior year. The year-over-year change in the effective tax rate is primarily due to current year adjustments that include a $7.8 million benefit related to a tax rate change in Switzerland, a $6.2 million benefit related to a change in unrecognized tax benefits, a $3.1 million charge to settle the Italian tax litigation, prior year adjustments related to valuation allowances against deferred tax assets, a benefit to adjust a deferred tax asset associated with tax reform in Switzerland and geographical mix.
Reported EPS in the current year includes restructuring and related charges of $0.13 per share. Reported EPS in the prior year includes restructuring and related charges of $0.06 per share.

Net cash flow provided by operating activities in fiscal 2024 was $277 million compared to $258 million in the prior year. The change in net cash flow from operating activities was driven primarily by working capital changes including improved inventory levels, partially offset by lower net income compared to the prior year. Free operating cash flow (FOCF) was $175 million compared to $169 million in the prior year. The increase in FOCF was driven primarily by working capital changes, including improved inventory levels, partially offset by higher capital expenditures and lower net income compared to the prior year. FOCF was 146 percent of adjusted net income in fiscal 2024.
In fiscal 2024, Kennametal continued its focus on delivering shareholder value by returning $129 million to the shareholders through $65.4 million in share repurchases and $63.4 million in dividends, while investing $108 million in capital expenditures.

Outlook
The Company’s expectations for the first quarter of fiscal 2025 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $480 - $500 million; foreign exchange anticipated to be a headwind of 1 percent compared to the first quarter of fiscal 2024
•Adjusted ETR is expected to be approximately 27.5 percent
•Adjusted EPS is expected to be $0.20 - $0.30
Annual Outlook:
•Sales expected to be $2.0 - $2.1 billion
•Adjusted EPS is expected to be $1.30 - $1.70
•At the midpoint, improved operating performance offset by higher ETR and currency headwinds
•Pricing actions expected to cover raw material costs, wages and general inflation
•Interest expense is expected to be approximately $27 million
•Adjusted ETR is expected to be approximately 27.5 percent
•Free operating cash flow of greater than 125 percent of adjusted net income
•Primary working capital as a percent of sales at approximately 30 percent by fiscal year-end
•Capital spending expected to be approximately $110 million

The Company will provide more details regarding its fiscal 2025 assumptions during its quarterly earnings conference call.

Fiscal 2024 Fourth Quarter Segment Results
Metal Cutting sales of $335 million decreased 1 percent from $337 million in the prior year quarter, reflecting an unfavorable currency exchange effect of 2 percent, partially offset by a favorable business days effect of 1 percent. Operating income was $44 million, or 13.2 percent margin, compared to $37 million, or 11.0 percent margin, in the prior year quarter. The increase in operating income was primarily due to pricing, restructuring savings of approximately $5 million, lower restructuring and related charges of approximately $5 million and lower raw material costs. These factors were partially offset by lower sales and production volumes, higher wages and general inflation and unfavorable foreign currency exchange of approximately $2 million. Adjusted operating income was $45 million, or 13.4 percent margin, compared to $43 million, or 12.6 percent margin, in the prior year quarter.

Infrastructure sales of $209 million decreased 2 percent from $213 million in the prior year quarter, reflecting an organic sales decline of 2 percent and an unfavorable currency exchange effect of 1 percent, partially offset by a favorable business days effect of 1 percent. Operating income was $18 million, or 8.5 percent margin, compared to $19 million, or 9.0 percent margin, in the prior year quarter. The decrease in operating income was primarily due to charges of approximately $4 million, consisting of repairs and impairments of fixed assets and inventory due to the tornado that affected the Company's Rogers, Arkansas facility during the quarter, lower production volumes, higher wages and general inflation and unfavorable foreign currency exchange of approximately $1 million. These factors were partially offset by the favorable timing of pricing compared to raw material costs, restructuring savings of approximately $2 million, an advanced manufacturing production credit under the Inflation Reduction Act of approximately $1 million and lower restructuring and related charges of approximately $1 million. Adjusted operating income was $18 million, or 8.7 percent margin, compared to $20 million, or 9.6 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on August 27, 2024 to shareholders of record as of the close of business on August 13, 2024.
The Company will discuss its fiscal 2024 fourth quarter and full year results in a live webcast at 9:30 a.m. Eastern Time, Wednesday, August 7, 2024. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, adjusted operating income, adjusted EPS, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the first quarter and full year of fiscal 2025 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation and Russia's invasion of Ukraine and the resulting sanctions on Russia; the conflict between Israel and Gaza; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and Gaza; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,400 employees are helping customers in more than 60 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2024. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
Sales	$543,308	$550,234	$2,046,899	$2,078,184
Cost of goods sold	371,972	374,568	1,419,806	1,431,745
Gross profit	171,336	175,666	627,093	646,439
Operating expense	105,486	109,983	433,161	437,292
Restructuring and other charges, net	1,568	6,605	12,152	4,106
Amortization of intangibles	2,883	3,148	11,557	12,624
Operating income	61,399	55,930	170,223	192,417
Interest expense	6,247	7,097	26,472	28,496
Other (income) expense, net	(25)	1,716	(699)	4,300
Income before income taxes	55,177	47,117	144,450	159,621
Provision for income taxes	16,944	9,377	30,809	36,255
Net income	38,233	37,740	113,641	123,366
Less: Net income attributable to noncontrolling interests	1,052	1,314	4,318	4,907
Net income attributable to Kennametal	$37,181	$36,426	$109,323	$118,459
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.47	$0.45	$1.38	$1.47
Diluted earnings per share	$0.47	$0.45	$1.37	$1.46
Dividends per share	$0.20	$0.20	$0.80	$0.80
Basic weighted average shares outstanding	78,585	80,305	79,390	80,803
Diluted weighted average shares outstanding	79,367	81,091	79,965	81,402

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2024	June 30, 2023
ASSETS
Cash and cash equivalents	$127,971	$106,021
Accounts receivable, net	302,810	307,313
Inventories	514,632	557,630
Other current assets	57,179	55,825
Total current assets	1,002,592	1,026,789
Property, plant and equipment, net	938,063	969,068
Goodwill and other intangible assets, net	352,988	362,715
Other assets	210,115	188,662
Total assets	$2,503,758	$2,547,234
LIABILITIES
Revolving and other lines of credit and notes payable to banks	$1,377	$689
Accounts payable	191,541	203,341
Other current liabilities	223,043	229,945
Total current liabilities	415,961	433,975
Long-term debt	595,980	595,172
Other liabilities	203,218	203,919
Total liabilities	1,215,159	1,233,066
KENNAMETAL SHAREHOLDERS’ EQUITY	1,249,875	1,275,447
NONCONTROLLING INTERESTS	38,724	38,721
Total liabilities and equity	$2,503,758	$2,547,234

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Outside Sales:
Metal Cutting	$334,544	$336,852	$1,280,781	$1,269,765
Infrastructure	208,764	213,382	766,118	808,419
Total sales	$543,308	$550,234	$2,046,899	$2,078,184
Sales By Geographic Region:
Americas	$274,399	$271,510	$1,012,969	$1,044,764
EMEA	162,663	168,449	628,536	605,995
Asia Pacific	106,246	110,275	405,394	427,425
Total sales	$543,308	$550,234	$2,046,899	$2,078,184
Operating Income:
Metal Cutting	$44,120	$37,170	$132,573	$135,763
Infrastructure	17,836	19,214	39,857	59,757
Corporate (1)	(557)	(454)	(2,207)	(3,103)
Total operating income	$61,399	$55,930	$170,223	$192,417
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended June 30, 2024 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the three months ended June 30, 2023 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the twelve months ended June 30, 2024 include restructuring and related charges. Adjustments for the twelve months ended June 30, 2023 include restructuring and related charges. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the first quarter and full fiscal year of 2025 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted EPS, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED JUNE 30, 2024 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$543,308	$61,399	30.7%	$37,181	$0.47
Reported margins		11.3%
Restructuring and related charges	—	1,181	10.1	1,061	0.01
Differences in projected annual tax rates	—	—	(11.5)	538	0.01
Adjusted results	$543,308	$62,580	29.3%	$38,780	$0.49
Adjusted margins		11.5%
(2) Attributable to Kennametal.

THREE MONTHS ENDED JUNE 30, 2024 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$334,544	$44,120	$208,764	$17,836
Reported operating margin		13.2%		8.5%
Restructuring and related charges	—	795	—	386
Adjusted results	$334,544	$44,915	$208,764	$18,222
Adjusted operating margin		13.4%		8.7%

THREE MONTHS ENDED JUNE 30, 2023 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$550,234	$55,930	19.9%	$36,426	$0.45
Reported margins		10.2%
Restructuring and related charges	—	6,605	18.6	5,226	0.06
Differences in projected annual tax rates	—	—	(18.8)	25	—
Adjusted results	$550,234	$62,535	19.7%	$41,677	$0.51
Adjusted margins		11.4%
(2) Attributable to Kennametal.

THREE MONTHS ENDED JUNE 30, 2023 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$336,852	$37,170	$213,382	$19,214
Reported operating margin		11.0%		9.0%
Restructuring and related charges	—	5,341	—	1,275
Adjusted results	$336,852	$42,511	$213,382	$20,489
Adjusted operating margin		12.6%		9.6%

TWELVE MONTHS ENDED JUNE 30, 2024 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$2,046,899	$170,223	$109,323	$1.37
Reported operating margin		8.3%
Restructuring and related charges	—	12,372	10,394	0.13
Adjusted results	$2,046,899	$182,595	$119,717	$1.50
Adjusted operating margin		8.9%
(2) Attributable to Kennametal.

TWELVE MONTHS ENDED JUNE 30, 2023 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$2,078,184	$192,417	$118,459	$1.46
Reported operating margin		9.3%
Restructuring and related charges	—	6,605	5,226	0.06
Adjusted results	$2,078,184	$199,022	$123,685	$1.52
Adjusted operating margin		9.6%
(2) Attributable to Kennametal.

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as cash provided by operations (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2024	2023
Net cash flow from operating activities	$277,108	$257,945
Purchases of property, plant and equipment	(107,561)	(94,385)
Proceeds from disposals of property, plant and equipment	5,425	5,029
Free operating cash flow	$174,972	$168,589

Organic Sales Growth (Decline)
Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES GROWTH (DECLINE) (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2024	Metal Cutting	Infrastructure	Total
Organic sales decline	—%	(2)%	(1)%
Foreign currency exchange effect(3)	(2)	(1)	(2)
Business days effect(4)	1	1	2
Sales decline	(1)%	(2)%	(1)%

TWELVE MONTHS ENDED JUNE 30, 2024	Total
Organic sales decline	(1)%
Foreign currency exchange effect(3)	(1)
Sales decline	(2)%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.